UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FOR IMMEDIAT RELEASE

Esmark Incorporated Assembles a Talented and Diverse Slate of Directors for

Election at Wheeling-Pittsburgh Corporation Annual Meeting

Esmark’s Slate Composed of Industry, Financial and Academic Leaders

Esmark Intends to File Preliminary Proxy

Esmark Strongly Encourages Shareholders to Vote for its Nominees

CHICAGO, July20, 2006 – Esmark Incorporated (“Esmark”), a steel services company led by Chief Executive Officer James P. Bouchard and supported by global investor Franklin Mutual Advisers LLC, today announced that it has drawn from various disciplines, including business, academia and the metals industries, and assembled a distinguished slate of leaders as its nominees for directors in preparation for the next Wheeling-Pittsburgh Corporation (NASDAQ: WRSC) (“Wheeling-Pitt”) annual meeting. Esmark believes that its nominees will act in the best interests of all Wheeling-Pitt shareholders, and intends to file a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) shortly.

Esmark does not believe that the management and many of the directors of Wheeling-Pitt are acting in the stockholders best interests as evidenced by the persistent operational problems and strategic issues at the Company, including the long-term underperformance of Wheeling-Pitt’s share price, inconsistent financial performance and poor corporate governance.

“We believe Wheeling-Pitt shareholders deserve a change for the better,” said James P. Bouchard, Chairman and Chief Executive Officer of Esmark. “We have assembled an extremely talented and diverse slate of directors with decades of experience at the management and board levels in some of the world’s leading corporations. These directors would dedicate themselves to transforming Wheeling-Pitt from a high-cost, under-capitalized company with a history of disappointing earnings into a well-capitalized, profitable steel company with a talented management team and industry leadership position.

“As we announced earlier this week, if elected we would ask our nominees to bring our proposal to combine Wheeling-Pitt and Esmark to a shareholder vote. We believe that such a merger would create a company that combines the best of steel mini-mill production and downstream distribution, providing superior value to Wheeling-Pitt’s shareholders and benefiting its customers, employees, and local communities,” said James P. Bouchard.

Esmark’s proposed slate consists of the following nine nominees:

•	James P. Bouchard, 45 – Mr. Bouchard is the founder, Chief Executive Officer, and Chairman of the Board of Esmark Incorporated and Chairman and Chief Executive Officer of the Bouchard Group, L.L.C. Prior to founding Esmark in 2003, Mr. Bouchard was Vice President-Commercial for U.S. Steel Kosice (Europe) from 2000 to 2002. During his 15-year career at U.S. Steel Group, Mr. Bouchard was Manager-Marketing, Manager–National Accounts and Strategic Market Development Manager. Mr. Bouchard served on the C.D.E. committee for Eurofer in Brussels, Belgium. In addition, he served as Chairman of the Steel Shipping Container Institute (SSCI) supplier division of American Iron and Steel Institute (AISI) in Washington, DC.

•	Craig T. Bouchard, 52 – Mr. Bouchard is the co-founder, President and Chief Financial Officer of Esmark. Mr. Bouchard has 25 years of experience in domestic and international finance, specializing in mergers, acquisitions and corporate finance, as well as international trading, software and analytics. From 1998 to 2003, Mr. Bouchard was the President and Chief Executive Officer of NumeriX, a Wall Street software company. Prior to helping found NumeriX, Mr. Bouchard was a Senior Vice President at the First National Bank of Chicago (now J.P. Morgan Chase) from 1976 to 1995. During his 19-year career at the bank, Mr. Bouchard was the Global Head of Derivatives Trading, Head of Institutional Research, and Head of Asia Pacific.

•	C. Frederick Fetterolf, 78 – Mr. Fetterolf served as President and Chief Operating Officer of Aluminum Company of America, Inc. (Alcoa) from 1985 to 1991, and previously was President of this world-leading producer of aluminum from 1983 to 1985. He has extensive experience as a director with high-profile, publicly-traded companies including Alcoa, Aleris International, Inc., Union Carbide Corporation, Allegheny Technologies Incorporated, Mellon Bank Corporation, Quaker State Corporation, Praxair, Inc., and Dentsply International, Inc.

•	George Muñoz, 55 – From 1997 to 2001, Mr. Muñoz was President and Chief Executive Officer of the Overseas Private Investment Corporation, where he supervised an $18 billion portfolio of loans, guarantees and political risk insurance on private sector investments in developing countries. From 1993 to 1997, he served as Assistant Secretary for Management and Chief Financial Officer of the U.S. Treasury Department. A prominent attorney, Mr. Muñoz is currently a partner with the law firm of Tobin, Petkus & Muñoz. He is also Principal and President of Muñoz Investment Banking Group, LLC and serves as a director for a number of Fortune 500 companies including Marriott International Inc. and Altria Group Inc.

•	James V. Koch, Ph.D., 63 – From 1990 to 2001, Dr. Koch served as President and Professor of Economics of Old Dominion University, where he currently serves as the President Emeritus and the Board of Visitors Professor of Economics. He previously served as President of the University of Montana, and has held senior positions at Ball State University. He currently serves on a variety of high-profile research, non-profit and academic boards. Dr. Koch has authored dozens of books and articles on economics, and has over 40 years of experience in industrial organization, pricing, and antitrust; microeconomic theory, and the economics of education e-commerce.

•	James Todd, 77 – Mr. Todd served as Chairman and Chief Executive Officer of Birmingham Steel and its predecessors from 1980 to 1996. He returned to that NYSE-listed mini-mill steel company from 1999 to 2002 to serve as Vice Chairman and Director. A previous recipient of Iron Age Magazine’s prestigious “Steelmaker of the Year” award, he is one of the most well-known and respected figures in the global steel industry. He is currently President and Chief Executive Officer of CanAm Corporation, an investor in the coal, iron ore, and steel industries.

•	Albert G. Adkins, 58 – Mr. Adkins served as Vice President-Accounting, Controller, and Chief Accounting Officer for Marathon Oil Corporation from 2001 to 2006. Previously, Mr. Adkins also served as Controller and Assistant Controller for the United States Steel Corporation (USX) and Vice President of Accounting and Finance for Delhi Gas Pipeline Corporation. A certified public accountant and certified management accountant, Mr. Adkins has over 36 years of experience in financial management, corporate accounting, general procurement, tax management and public accounting.

•	Joseph Peduzzi, 41 – Mr. Peduzzi began his career the securities industry with Susquehanna Investment Group in 1989. During his 18-year career, Mr. Peduzzi has built and managed trading firms with special emphasis on risk management and arbitrage, and will bring exceptional skills in risk management to the Esmark Board of Directors. He founded and currently serves as president and managing director for Tiberius Qualified Master Fund, Ltd. and Tiberius Fund, Ltd. He has also served as Managing Partner of TF Asset Management LLC since 2001 and Montrachet Capital Management LLC since 2005.

•	Clark Burrus, 77 – From 1991 to 1998, Mr. Burris was the Vice Chairman of First Chicago Capital Markets, Inc., and Co-Chairman of its public banking department. Previously, he served as Senior Vice President of the First National Bank of Chicago (now J.P. Morgan Chase) from 1979 to 1991. A published author on minority issues in public finance, Mr. Burris served as Comptroller of the City of Chicago from 1973 to 1979. He currently serves on the boards of a number of public and private organizations, including the Chicago Council on Urban Affairs, the Cook County Citizens Budget Review Committee, and the Economic Development Council, among others.

Esmark emphasized that it is proud of its working relationship at its existing facilities with the United Steel Workers of America (USWA), enjoys the support of USWA leadership for its merger proposal and that it does not oppose the re-election of the two incumbent directors from the USWA.

Detailed biographies of each nominee will be available in a preliminary proxy Esmark intends to file shortly with the SEC. Once filed, a copy of the proxy will be made available at the SEC Web site www.sec.gov and will also be available at Esmark’s Web site at www.esmark.com.

Esmark plans to host an investor meeting in New York City next week and will provide dial-in and Web access for remote participants. Esmark will advise the investment community on the details for this meeting via press release when they are available.

Esmark Incorporated, together with the other participants as indicated below, intend to file with the SEC a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2006 annual meeting of shareholders of Wheeling-Pitt, which has not yet been scheduled. Esmark urges Wheeling-Pitt shareholders to read the proxy statement in its entirety when it becomes available because it will contain important information, including information on the participants and their interests in Wheeling-Pitt. When filed, the proxy statement will be available at no charge at the SEC’s website at http://www.sec.gov. The participants will provide copies of the proxy statement without charge upon request made to the participants’ proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888) 750-5834. The participants in this proxy solicitation are anticipated to be Esmark Incorporated, the Bouchard Group, L.L.C., Franklin Mutual Advisers, LLC and certain of its directors and officers, James P. Bouchard, Craig T. Bouchard, Albert G. Adkins, Clark Burrus, C. Frederick Fetterolf, James V. Koch, George Muñoz, Joseph Peduzzi, James A. Todd, and other participants included in the proxy statement to be filed with the SEC.

About Esmark

Headquartered in Chicago and founded by the Bouchard Group, Esmark is a steel services family of companies. The mission of Esmark is to establish the benchmark standards for strategic consolidation, operating efficiency and management excellence in the steel sector. More information about Esmark can be found at www.esmark.com.

This press release contains forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the ability to successfully solicit sufficient proxies to elect Esmark’s nominees for director and the ability to achieve anticipated cost savings as a result of the proposed merger, competition in the steel industry, dependence on suppliers of raw materials, and cyclical demand for steel products.

Media Contact:

Bill Keegan, Edelman, 312.240.2624, bill.keegan@edelman.com

For Investors:

Craig T. Bouchard, Esmark, 708.756.0400, ctbouchard@esmark.com

###

5